EXHIBIT 2

                                                        Conformed Copy

                           MERGER AGREEMENT AMENDMENT


          AMENDMENT, dated as of December 27, 1996 (this "Amendment"), to the Agreement and Plan of Merger between KCLC Acquisition Corp. ("Newco") and KinderCare Learning Centers, Inc. (the "Company"), dated as of October 3, 1996 (the "Merger Agreement").


                              W I T N E S S E T H :

          WHEREAS, pursuant to the Merger Agreement, Newco and the Company have approved the terms and conditions of the business combination between Newco and the Company to be effected by the merger (the "Merger") of Newco with and into the Company; and

          WHEREAS, Newco and the Company have agreed that certain provisions of the Merger Agreement be amended in the manner provided for in this Amendment.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

          2.  Amendments to Merger Agreement.
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          (a)  Definitions.  As used in the Merger Agreement,

               (i) the term "Agreement" shall mean the merger agreement among the parties hereto, dated as of October 3, 1996, and the amendments thereto entered into on the date hereof,

               (ii) the term "Merger" shall mean the merger of Newco with and into the Company pursuant to the terms and conditions of the Agreement (as amended as of the date hereof) and

               (iii) the term "Voting Agreement" shall mean the voting agreement between Newco, on the one hand, and the Stockholder and the Funds, on the other hand, as such agreement has been amended as of the date hereof.

          (b)  Amendment to Article 2.

               (i) Section 2.1(a) of the Merger Agreement is hereby amended by deleting the amount 7,345,679 which appears in the fifth line thereof and substituting in lieu thereof the amount 7,828,947.

               (ii) Section 2.1(c)(ii) of the Merger Agreement is hereby amended by deleting the amount $20.25 which appears in the fourth line thereof and substituting in lieu thereof the amount $19.00.
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               (iii)  Section 2.4(a) of the Merger Agreement is hereby amended by deleting the amount 1,296,296 which appears in the fifth line thereof and substituting in lieu thereof the amount 1,381,579.

          3. Representations and Warranties of the Company. The Company hereby represents and warrants to Newco that:

          (a) The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of the Agreement (as amended hereby) by the holders of a majority of the outstanding shares of Company Common Stock if and to the extent required by the DGCL, and the filing of appropriate merger documents as required by the DGCL). This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company has approved this Amendment and the transactions contemplated hereby (including but not limited to the Merger) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision). The Board of Directors of the Company has approved the Voting Agreement (as amended) and the transactions contemplated thereby so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision). As a result of the foregoing actions, the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding shares of Company Common Stock.

          (b) The Company has received the opinion of the Financial Adviser, dated the date of this Amendment, to the effect that the consideration to be received in the Merger by the Company's stockholders is fair to the holders of the Company Common Stock from a financial point of view. The aggregate fees payable to the Financial Advisor will not exceed $2.75 million.

          (c) The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that the Agreement (as amended by this Amendment) and the transactions contemplated thereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve the Agreement (as amended by this Amendment) and the transactions contemplated therein, including the Merger.
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          4.  Representations and Warranties of Newco.  Newco hereby represents and warrants to the Company that:

          (a) Newco has all necessary corporate power and authority to enter into this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Amendment by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco other than filing and recordation of appropriate merger documents as required by the DGCL. This Amendment has been duly executed and delivered by Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms.

          (b) Attached as Annexes A-1, A-2 and A-3 hereto are true and complete copies of the letters addressed to the Company, dated the date hereof, which amend, modify and/or supplement the letters attached as Annexes A-1, A-2 and A-3 to the Disclosure Schedules issued in connection with the financing of the transactions contemplated by the Merger Agreement. The terms and conditions of the letters attached as Annexes A-1 to A-3 of the Disclosure Schedule, as supplemented by Annexes A-1 to A-3 hereto, are satisfactory to Newco.

          5.  Miscellaneous.
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          (a)  Except as expressly amended, modified and supplemented hereby, the provisions of the Merger Agreement are and shall remain in full force and effect.

          (b) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (c) This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, Newco and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         KINDERCARE LEARNING CENTERS, INC.



                                         By:/s/ Philip L. Maslowe
                                            Title: Executive Vice President
                                                   and Chief Financial Officer


                                         KCLC ACQUISITION CORP.



                                         By:/s/ Nils P. Brous
                                            Title: Vice President


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